Exhibit 10.13

LICENCE AGREEMENT

by and between

YEDA RESEARCH AND
DEVELOPMENT COMPANY LIMITED

and

KADIMASTEM LIMITED

August 31, 2009

Ref.: 05-2753-09-18	No.: 113177-004

LICENCE AGREEMENT

Between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

a company duly registered under the laws of Israel of P O Box 95, Rehovot 76100, Israel

(hereinafter, “Yeda”)

and

KADIMASTEM LIMITED

a company duly registered under the laws of Israel, having its principal place of business at 10 Hashunit Street Herzliya 46555, Israel

(hereinafter, “the Company”)

PREAMBLE:

WHEREAS:	(A)	in the course of research conducted at the Weizmann Institute of Science (“the Institute”), under the supervision of Professor Michel Revel (“the Scientist”) of the Department of Molecular Genetics, the Scientist arrived at an invention relating to Methods of Generating Glial and Neuronal Cells and Use of Same for the Treatment of Medical Conditions of the Central Nervous System (“the Invention”), all as more fully described in the patent applications listed in the patent card attached as Appendix A(1) hereto (Yeda reference number 2006- 075) (“the Existing Patent Applications”), and created and/or generated and/or conceived and/or developed the inventions, intellectual property, know-how and other information relating to the treatment, prevention or management of diabetes as expressly described in Appendix A(2) hereto (“the Know-How”); and

Ref.: 05-2753-09-18	2	No.: 113177-004

(B)	by operation of Israeli law and/or under the terms of employment of the Scientist at the Institute and pursuant to an agreement between the Institute, Yeda and the Scientist (as applicable), all right, title and interest of the Institute and the Scientist in and to the Invention, the Know-How and the Existing Patent Applications, vests and shall vest in Yeda; and

(C)	subject to and in accordance with the terms of this Agreement, the Company wishes to receive, and Yeda is willing to grant to the Company, a worldwide exclusive licence in respect of the Licensed Information (as hereinafter defined) for the development, manufacture, marketing, distribution, and sale of Products (as hereinafter defined), all subject to and in accordance with the terms and conditions of this Agreement below,

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	PREAMBLE, APPENDICES AND INTERPRETATION

1.1.	The Preamble and Appendices hereto form an integral part of this Agreement.

1.2.	In this Agreement, and in addition to any other definitions located elsewhere in the Agreement, the following terms shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1.	“Affiliated Entity”	- shall mean, with respect to any party hereto, any company, corporation, other entity or person (hereinafter, collectively, “entity”), which directly or indirectly, is controlled by, or controls, or is under common control with, such party. For the purposes of this definition, “control” shall mean the holding, directly or indirectly, including together with others by means of a voting agreement or proxy, of at least 50% (fifty percent) of the issued share capital or of the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint at least 50% (fifty percent) of the directors of such entity or of a right to appoint the chief executive officer of such entity;

Ref.: 05-2753-09-18	3	No.: 113177-004

“Development Program”	- shall mean, with respect to any Product or Products, a development program specifying the reasonably anticipated activities and timetable necessary to develop such Products to commercialisation, including, when applicable, the performance of steps required for obtaining regulatory approvals from all relevant authorities for, and/or compliance with all safety requirements with respect to, such Products and/or the sale of such Products, including, when applicable, the performance of toxicological tests, pharmacological and efficacy tests, pre-clinical tests and clinical trials and the steps required for obtaining regulatory approvals from the U.S. Food and Drug Administration (“the FDA”) or, in the case of any member state of the European Union, the European Medicines Agency (“the EMEA”) or the national medicinal agency in such member state, or equivalent regulating authorities in other countries and the development of procedures and facilities for commercial production of such Products, and when applicable, include sales projections and proposed marketing efforts;

1.2.2.	“Exchange Rate”	- shall mean, with respect to any amount to be calculated, or which is paid or received in a currency other than US Dollars, Euros or NIS, the US Dollar amount equivalent to such amount produced by (i) first converting such amount into NIS, and then (ii) converting such NIS amount into US Dollars, in each case in accordance with the average of the selling and buying exchange rates of such currency or the US Dollar, as the case may be (in respect of cheques and remittances) and the NIS, as prevailing at Bank Leumi l’Israel B.M. at the end of business on the business day preceding the date of payment by the Company to Yeda, with respect to such amount, is due pursuant to this Agreement; in the event that no exchange rate for the currency of such payment is offered by Bank Leumi l’Israel BM, then the amount shall be converted into US Dollars in accordance with the closing exchange rate between such currency and the US Dollar at the end of business on the business day preceding the date of payment by the Company to Yeda as published in the Wall Street Journal, or in the absence of the publication of such rate – in a similar manner as shall be agreed between the parties.

Ref.: 05-2753-09-18	4	No.: 113177-004

1.2.3.	“First Commercial Sale”	- shall mean, with respect to any Product in any country, the achievement of commercial sales of such Product in such country, after the approvals required by applicable law and by the competent authorities in such country have been obtained for such Product, and with aggregate Net Sales in respect of such country of at least US$ 5,000,000 (five million United States Dollars);

1.2.4.	“Licence”	- shall mean an exclusive worldwide licence to use the Licensed Information, for the development, manufacture, marketing, distribution and sale of Products, subject to the provisions of clause 6 (Royalties) below and the other terms and conditions of this Agreement;

Ref.: 05-2753-09-18	5	No.: 113177-004

1.2.5.	“Licensed Information”	- shall mean the Invention, the Know-How and the Patents;

1.2.6.	“Net Sales”	- shall mean the total amount invoiced by the Company and the total amount invoiced by each Sublicensee (for the avoidance of doubt, including any distributor of either) in connection with the sale of Products (for the avoidance of doubt, whether such sales are made before or after the First Commercial Sale of any Product in any country), in all cases after deduction of:

(i)	sales taxes (including value added taxes) to the extent applicable to such sale and included in the invoice in respect of such sale;

(ii)	refunds, discounts, rebates, credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or returns of Products previously sold;

(iii)	bad debts (as determined in accordance with Israeli income tax regulations), deriving from Net Sales in respect of which royalties were paid by the Company pursuant hereto; and

(iv)	packaging, freight, shipping and insurance charges, to the extent that such items are applicable to such sale and are separately itemised and invoiced and actually paid as evidenced by invoices, receipts or other appropriate documents;

Ref.: 05-2753-09-18	6	No.: 113177-004

provided that:

(a)	with respect to sales which are not at arms-length, the term “Net Sales” shall mean the total amount that would have been due in an arms- length sale made in the ordinary course of business and according to the then- current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Products; and

(b)	with respect to sales by the Company and/or a Sublicensee, as applicable, to any Affiliated Entity of the Company or of such Sublicensee, as the case may be, the term, “Net Sales” shall mean the higher of: (A) “Net Sales”, as defined in paragraph (a) above; and (B) the total amount invoiced by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i), (ii) and (iv) above, to the extent applicable. For the purposes of this sub-clause (b) only, the term “Affiliated Entity” shall be construed such that the respective percentages set out under the definition of “control” in clause 1.2.1 above shall be “30%” instead of “50%”;

1.2.7.	“Patents”	- shall mean: (i) the Existing Patent Applications and all patents which may be granted thereon; and (ii) all other patent applications or applications for certificates of invention covering portions of the Invention and the Know-How and all patents or certificates of invention which may be granted thereon; as well as all continuations, continuations-in- part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the foregoing patents, but excluding: (a) patents that have been invalidated or cancelled pursuant to the final (i.e., unappealed or unappealable) judgment of a competent court; and (b) patent applications that have been withdrawn or have expired, in each case such exclusion to be effective only from the date of such invalidation, cancellation, withdrawal or expiry, as the case may be; for the purposes of this Agreement, the term “Patent” shall also mean Supplementary Protection Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) or any other similar statutory protection;

1.2.8.	“Products”	- shall mean: stem cell-related products which are, in whole or in part, developed or produced using, or derived from, the Licensed Information or any part thereof, including without limitation (i) stem cell lines, (ii) dedicated lines derived from the stem cell lines such as neuronal glial cells and insulin-producing cells, (iii) culture media that support stem cell growth and/or differentiation, and (iv) drugs and treatments based on stem cells for the treatment of diabetes, insulin deficiencies and/or neurological diseases;

1.2.9.	“Sublicence” and “Sublicensee”	- shall mean any right granted,licence given, or agreement entered into, by the Company to or with any other person or entity, permitting any use of the Licensed Information (or any part thereof) for the development and/or manufacture and/or marketing and/or distribution and/or sale of Products (whether or not such grant of rights, licence given or agreement entered into is described as a sublicence or as an agreement with respect to the development and/or manufacture and/or distribution and/or marketing and/or sale of Products or otherwise) and the term “Sublicensee” shall be construed accordingly;

Ref.: 05-2753-09-18	7	No.: 113177-004

1.2.10.	“Sublicensing Receipts”	- shall mean consideration, whether monetary or otherwise, received (for the avoidance of doubt, whether received before or after the First Commercial Sale in any country) by the Company for or from the grant of Sublicences and/or pursuant thereto, or in connection with the grant of an option for a Sublicence, except for amounts which constitute royalties based on Net Sales of Products by Sublicensees in respect of which the Company has paid royalties to Yeda; it being clarified that an equity investment in the Company by a then-current or future Sublicensee, or grantee of an option for a Sublicense, shall be deemed a “Sublicensing Receipt” only in the event that the amount of such investment is found by a third-party appraiser to be unreasonably high, such appraiser to be appointed with both Parties’ consent, or in the absence of such mutual consent, by the Chairman of the Institute of Certified Public Accountants in Israel at the request of either Party.

Ref.: 05-2753-09-18	8	No.: 113177-004

1.2.11.	the terms: “Yeda”, “the Company”, “the Institute”, “the Scientist”, “the Invention”, “the Existing Patent Applications” and “the Know-How”	- shall bear the definitions assigned to them respectively in the heading or the preamble hereto, as the case may be.

1.3.	In this Agreement:

1.3.1.	words importing the singular shall include the plural and vice- versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations;

1.3.2.	any reference in this Agreement to the term “patent” shall also include any re-issues, divisions, continuations or extensions thereof (including measures having equivalent effect);

1.3.3.	any reference in this Agreement to the term “patent applications” shall include any provisional patent applications, PCT, national or regional patent applications, applications for continuations, continuations-in-part, divisions, patents of addition or renewals, as well as any other applications or filings for similar statutory protection;

1.3.4.	any reference in this Agreement to the term “sale” shall include the sale, lease, rental or other disposal of any Product; and

1.3.5.	“including” and “includes” means including, without limiting the generality of any description preceding such terms.

1.3.6.	The term “Relevant Date” shall bear the meaning assigned to such term in the letter of the Vice President for Technology Transfer at the Institute to the Scientist dated 21 June 2009, a copy of which is attached hereto as Appendix C.

1.4.	Each of the parties hereby represents and warrants to the other Party that, upon the actual signing of this Agreement, it has the right, power and authority (including full corporate power and authority) to enter into and perform this Agreement, it has taken all necessary action to authorise the entry into and performance of this Agreement, and this Agreement constitutes legal, valid and binding obligations, enforceable against it in accordance with its terms.

Ref.: 05-2753-09-18	9	No.: 113177-004

2.	TITLE

2.1.	Subject only to the Licence, all right, title and interest in and to the Licensed Information and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying any of the foregoing, vest and shall vest in Yeda.

2.2.	As between the parties, and without derogating from the provisions of clause 2.1 above and Yeda’s rights as set forth in this Agreement, all right, title and interest in or to any data, results, information, know- how, discoveries, inventions, compounds, cells, products or other results, including, inter alia, the Products, and any know-how, techniques, processes and other intellectual property, generated by the Company or on its behalf after the Relevant Date, without any contribution by any researcher and/or member and/or scientist and/or facilities and/or funds of the Institute, and excluding (a) any portions thereof which constitute Licensed Information (or any part of the Licensed Information) and (b) contributions by the Scientist after the Relevant Date that belong to Yeda pursuant to the provisions of the letter cited in clause 1.3.6 above (hereinafter, “the Company IP”), shall solely vest with the Company, and Yeda or the Institute shall not have, claim or assert any rights whatsoever in the same.

3.	PATENTS; PATENT INFRINGEMENTS

3.1.

3.1.1.	Subject to clauses 3.3 and 3.4 below, Yeda shall prosecute the Existing Patent Applications using the outside patent counsel retained by Yeda for such purpose prior to the execution of this Agreement, unless otherwise agreed by the parties in writing, and shall maintain at the applicable patent office the Existing Patent Applications and any other Patents. The Company and Yeda shall consult with one another and cooperate fully with regard to the prosecution of and in maintenance of the Existing Patent Applications and any other Patents.

3.1.2.	At the initiative of either party, the parties shall consult with one another regarding the filing of patent applications in respect of any portion of the Licensed Information and/or corresponding to the Existing Patent Applications including the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof. Following such consultations, and subject to clauses 3.3 and 3.4 below, Yeda shall retain outside patent counsel to prepare, file and prosecute patent applications as aforesaid in such jurisdiction or jurisdictions as shall be determined by the parties in consultation as aforesaid. Subject to clauses 3.3 and 3.4 below, Yeda shall also maintain at the applicable patent office any Patents granted as a result of any of the above patent applications. The parties agree that their joint policy will be to seek comprehensive patent protection for all Licensed Information licensed to the Company hereunder. The Company and Yeda shall cooperate fully in the preparation, filing, prosecution and maintenance of such patent applications and Patents.

Ref.: 05-2753-09-18	10	No.: 113177-004

3.1.3.	Without derogating from the foregoing, the Company shall, at its expense, take all steps necessary in order to obtain, or, at Yeda’s election, assist Yeda to obtain, the extension of each Patent referred to in this clause 3.1 above, or, in the case of a Patent in any member state of the European Union, a Supplementary Protection Certificate as referred to in clause 1.2.7 above (including, the preparation and filing of applications for such extensions and Supplementary Protection Certificates), within the period prescribed therefor under applicable law and, if applicable, take all steps necessary in order to obtain “Orphan Drug” status (within the meaning of such term under the US Orphan Drug Act or under Council Regulation (EU) No. 141/2000, as the case may be), or paediatric use approval, within the period prescribed therefor under applicable law. The Company shall notify Yeda promptly in writing and shall provide a copy of each marketing authorisation granted in respect of each Product in each country and, if applicable, of “Orphan Drug” or paediatric use approval granted in respect of a Product and shall keep Yeda informed and shall provide copies to Yeda of all documents regarding all applications, activities and/or proceedings regarding such extensions and/or any Supplementary Protection Certificates and/or “Orphan Drug” or paediatric use approval, as aforesaid.

3.1.4.	The Company shall have full access to any and all documents, information and material regarding all applications, activities and/or proceedings referred to in this clause 3.1, other than internal correspondence, notes and discussions of Yeda.

3.2.	All applications to be filed in accordance with the provisions of clauses 3.1.2 and 3.1.3 above, shall be filed in the name of Yeda or, should the law of the relevant jurisdiction so require, in the name of the relevant inventor(s) and then assigned to Yeda.

Ref.: 05-2753-09-18	11	No.: 113177-004

3.3.	In the event that, following such consultations between the parties regarding the filing, prosecuting and/or maintenance (as applicable) of patent applications and/or Patents pursuant to clauses 3.1.1 and 3.1.2 above, the Company shall not wish to file and/or continue to prosecute a patent application and/or maintain a Patent in any country in relation to any part of the Licensed Information (including any of the Existing Patent Applications), then Yeda, in its discretion, may elect to file and/or continue to prosecute such patent application and/or maintain such Patent in such country at its own cost and expense. Yeda shall notify the Company in writing of Yeda’s election to file and/or continue to prosecute such patent application and/or maintain such Patent in such country as aforesaid, at Yeda’s expense (such notice, “the Yeda Notice”), and, in the event that the Company shall not, within 30 (thirty) days of receipt of the Yeda Notice: (i) reimburse Yeda for all out-of-pocket costs and fees incurred by Yeda until the date of the Yeda Notice (the Yeda Notice to be supported by receipts or other appropriate documents evidencing such costs and fees) in connection with the said patent application (in the preparation and/or filing and/or prosecution and/or maintenance of such application) and/or such Patent, such costs and fees to be expressed in the currency in which paid by Yeda and to be reimbursed or paid (as the case may be) by the Company to Yeda in the currency paid by Yeda (if it is US Dollars, Euro or NIS) or US Dollars in accordance with the Exchange Rate of such other currency on the date of reimbursement or payment; and (ii) undertake in writing to Yeda to bear all additional and future expenses relating to such patent application and/or patent, then Yeda shall be entitled, at any time after the expiry of the said 30 (thirty) day period after such notice, to terminate the Licence granted to the Company under this Agreement in respect of such patent application and/or patent in such country, and to take whatever action it deems fit (in its sole discretion) with respect to such patent application and/or patent. The Company may request at a later date, in writing, that the Licence be renewed in respect of such patent application and/or such country, under the terms of this Agreement, and Yeda shall agree to such renewal provided that Yeda has not, at the time of receipt of the Company’s written request, granted a license with respect to such patent application and/or such country to a third party nor commenced discussions or negotiations with a third party with respect thereto, and further provided that the Company shall comply with sub-clause (i) (and shall pay interest on such amounts per clause 11.4 below) and sub-clause (ii) above.

Ref.: 05-2753-09-18	12	No.: 113177-004

3.4.3.4.

3.4.1.	The Company shall, on the earlier of (i) the date occurring 90 days after the date of this Agreement and (ii) the consummation of an equity investment in the Company as set forth in clause 11.2.2 hereof, reimburse Yeda the sum of US $23,002 (twenty- three thousand and two United States Dollars), constituting the aggregate costs and fees paid by Yeda prior to August 31, 2009, in connection with the Existing Patent Applications, and all additional amounts incurred, but not as yet paid, by Yeda until such date, as Yeda shall advise.

3.4.2.	Without derogating from the provisions of clauses 3.3. and 3.4.1 above, the Company shall bear and pay all costs and fees incurred in the preparation, filing, prosecution and the like of the Existing Patent Applications and of all patent applications filed in accordance with the provisions of clauses 3.1.2 and 3.1.3 above, and the maintenance at the appropriate patent office and the like of the Existing Patent Applications and all Patents, and all costs and fees incurred in undertaking any activities referred to in clause 3.1.3 above.

3.4.3.	Unless otherwise instructed by Yeda in writing, the Company shall pay directly to Yeda’s relevant outside patent counsel amounts payable by the Company pursuant to this clause 3.4 above and/or clause 3.3 above.

3.5.3.5.

3.5.1.	(i)	Should the Company determine that a third party is infringing one or more of the Patents, then the Company shall notify Yeda promptly in writing, and enclose all available documents and information in such regard, and the Company shall, after first having consulted Yeda, be entitled to sue for such infringement.

(ii)	Yeda may elect, at its own initiative, to join as a party to such action, or Yeda may consent to being named as a party to such action (such consent by Yeda may for the avoidance of doubt, be conditional upon, inter alia, the provision by the Company of security, reasonably satisfactory to Yeda, for the payment of the expenses or costs referred to in subparagraph (a) below), and Yeda may elect to be represented by separate counsel of its choice, at its expense, or to be represented by the Company’s counsel, at the Company’s expense, in such case (and as long Yeda is represented by Company’s counsel) without Yeda having power to overrule the Company’s sole discretion regarding directing the litigation of such action in accordance with the conditions of this Agreement.

Ref.: 05-2753-09-18	13	No.: 113177-004

(iii)	Yeda shall cooperate and shall use its reasonable efforts to cause the Institute, the Scientist and any other person employed by or affiliated with the Institute at such time to cooperate with the Company in prosecuting such litigation.

The provisions of paragraphs (i) and (iii) above shall be subject to the following:

(a)	any expenses or costs or other liabilities incurred in connection with such litigation (including attorneys’ fees, costs and other sums awarded to the counterparty in such action) shall be borne by the Company, which shall indemnify Yeda against any such expenses or costs or other liabilities, the above without derogating from the provisions of clause 9 below;

(b)	in the event that Yeda shall be named as a party in any such litigation then, in the event of a conflict of interest between the parties, Yeda shall be entitled to select its own legal counsel in such litigation, at the Company’s expense and, if Yeda elects not to do so, the selection of the legal counsel representing the Company and Yeda in such litigation shall be subject to the prior written approval of Yeda, which approval shall not be withheld unreasonably; and

(c)	no settlement, consent order, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of Yeda, whose reply shall not be withheld or delayed unreasonably.

Ref.: 05-2753-09-18	14	No.: 113177-004

3.5.2.	Should a party hereto discover any action instituted by a third party or any allegation by a third party that the manufacture, use or sale of a Product by the Company and/or a Sublicensee under any of the Patents or using the Licensed Information or any portion thereof infringes upon the patent rights of a third party, then:

(i)	such party shall notify the other party promptly in writing and enclose all available documents and information in such regard, and the Company shall, after first having consulted Yeda, be entitled to defend such action;

(ii)	Yeda may elect, at its own initiative, to join as a party to such action, and Yeda may elect to be represented by separate counsel of its choice, at its expense, or to be represented by the Company’s counsel, at the Company’s expense, in such case (and as long Yeda is represented by Company’s counsel) without Yeda having power to overrule the Company’s sole discretion regarding directing the litigation of such action in accordance with the conditions of this Agreement;

(iii)	Yeda shall cooperate and shall use its reasonable efforts to cause the Institute, the Scientist and any other person at that time employed by or affiliated with the Institute to cooperate with the Company in defending such litigation;

(iv)	if an action is brought against the Company alleging the invalidity of any of the Patents, Yeda shall have the right to take over the sole defence of the action and the Company shall cooperate fully with Yeda in connection with any such action;

(v)	All expenses, costs and/or other liabilities incurred in connection with such litigation (including attorneys’ fees, costs and other sums awarded to the counterparty in such action) shall be borne by the Company (other than in case of Yeda taking over such litigation pursuant to clause 3.6 hereof); and

(vi)	The provisions of clause 3.5.1(c) above shall apply, mutatis mutandis.

3.5.3.	Any recovery in any litigation relating to an infringement as aforesaid in clauses 3.5.1 and 3.5.2 above shall first be applied to cover costs and thereafter divided 80% (eighty percent) to the Company and 20% (twenty percent) to Yeda.

3.5.4.	For the avoidance of doubt, Yeda shall not itself be obliged to take any action to sue for any infringement or to defend any action as referred to in this clause 3.5 above.

Ref.: 05-2753-09-18	15	No.: 113177-004

3.5.5.	For the avoidance of doubt, and without derogating from the parties’ notification undertakings hereunder, the actions of a party hereto shall not be construed as the provision of legal or other advice to the other party.

3.6.	If the Company fails to take action to abate any alleged infringement of a Patent, or to defend any action as aforesaid, within 60 (sixty) days of a request by Yeda to do so (or within a shorter period, if required to preserve the legal rights of Yeda under applicable law), then Yeda shall have the right (but not the obligation) to take such action at its expense and the Company shall cooperate in such action at the Company’s expense and, if required under applicable law or contract, consent to be named as a party to any such action. Yeda shall have full control of such action and shall have full authority to settle such action on such terms as Yeda shall determine. Any recovery in any such litigation shall be for the account of Yeda only.

3.7.	The parties shall promptly keep each other informed and provide copies to each other of all documents regarding all such actions or proceedings instituted by or against any of them as contemplated under any of the provisions of clause 3.5 above.

3.8.	In case the Licence is modified so that it is non-exclusive only pursuant to clause 11.2 hereof, then Yeda undertakes to include in any additional licence agreement with respect to the Licensed Information or any part thereof a clause providing that such additional licensee shall participate in the relative relevant part of the costs pursuant to this clause 3 incurred after the date of such additional licence agreement.

4.	LICENCE

4.1.	Yeda hereby grants the Licence to the Company, and the Company hereby accepts the Licence from Yeda, during the period, for the consideration and subject to the terms and conditions set out in this Agreement. For the avoidance of doubt, no licence is granted hereunder with regard to the Licensed Information and/or any portion of any of the foregoing, with respect to any exploitation or activities (including the activities referred to in clause 1.2.4 above) relating to any product or services, other than Products, nor is any licence granted hereunder with regard to any patents or patent applications or other intellectual property (owned now or in the future by Yeda or the Institute), other than the Patents. For further avoidance of doubt no licence is granted hereunder with respect to any intellectual property, patents or know-how generated by industrially-funded research conducted under the Scientist’s supervision at the Institute including without limitation in respect of IL- 6 or IL6-IL6R-Chimera.

Ref.: 05-2753-09-18	16	No.: 113177-004

4.2.	[RESERVED]

4.3.

4.3.1.	The Licence shall remain in force in each of Israel and the United States of America, with respect to each Product (if not previously terminated in accordance with the provisions of this Agreement) until the later of:

4.3.1.1.	the date of expiry of the last of the Patents (including, for the avoidance of doubt, any patent application, as referred to in the definition of “Patents” in clause 1.2.7 above), in such countries, covering such Product, to expire; and

4.3.1.2.	if there is any Licensed Information that is identifiable, secret and of value relating to such Product, the date of expiry of a period of 15 (fifteen) years commencing on the date of the First Commercial Sale by the Company or a Sublicensee of such Product in such countries, provided that and for so long as such Licensed Information remains secret and of value.

4.3.2.	The Licence shall remain in force in each country in the world (other than Israel and the United States of America) with respect to each Product (if not previously terminated in accordance with the provisions of this Agreement) until the later of:

4.3.2.1	the date of expiry of the last of the Patents (including, for the avoidance of doubt, any patent application, as referred to in the definition of “Patents” in clause 1.2.7 above) in such countries, covering such Product, to expire; and

4.3.2.2	if there is any Licensed Information that is identifiable, secret and of value relating to such Product, the date of expiry of a period of 15 (fifteen) years commencing on the date of First Commercial Sale by the Company or a Sublicensee of such Product in such country, provided that and for so long as such Licensed Information remains secret and of value.

Ref.: 05-2753-09-18	17	No.: 113177-004

4.3.3.	For the purposes of clauses 4.3.1.1 and 4.3.2.1 above and clause 6.1.3 below, a Product shall be deemed to be covered by a Patent in a country even after the Patent in such country covering such Product has expired, in the event that, and for so long as, such Product is protected and/or covered by “Orphan Drug” status as referred to in clause 3.1.3 above, paediatric use approval and/or by any type of data exclusivity or data protection or by any other regulations and/or provisions granting similar statutory or regulatory protection of such Product in such country (each of the foregoing, “Additional Protection”).

4.3.4.	The Company shall notify Yeda in writing immediately upon the making of each such First Commercial Sale referred to in clause 4.3.1.2 and 4.3.2.2 above, specifying its date, the country in which such sale took place and the type of Product sold.

4.3.5.	Following the expiry of the Licence in any country with respect to any Product, such expiry occurring by passage of time pursuant to clause 4.3.1 or 4.3.2 above, then, notwithstanding such expiry, the Company shall be entitled to continue to use any portion of the Licensed Information which shall not have become publicly available at such time in such country solely in order to develop, manufacture, market, distribute and sell the said Product in such country, without incurring any obligation to pay royalties to Yeda in respect of such activities subsequent to such expiry date. This clause 4.3.5 shall survive termination of this Agreement due to passage of time pursuant to clause 11.1.

4.4.	Except as provided in clause 4.5 below, a Sublicence under the Licence may be granted by the Company only with the prior written consent of Yeda, which shall not be withheld unreasonably and, provided that:

4.4.1.	the proposed Sublicence is for monetary consideration only;

4.4.2.	the proposed Sublicence is to be granted in a bona fide arms- length commercial transaction;

4.4.3.	the terms of the proposed Sublicence (together with the terms of any other written or other agreements between the Company and the proposed Sublicensee, including without limitation investment agreements, shareholder agreements, and ancillary agreements) are submitted to Yeda for its examination and approval prior to the signature thereof;

Ref.: 05-2753-09-18	18	No.: 113177-004

4.4.4.	the proposed Sublicence is made by written agreement, the provisions of which are consistent with the terms of the Licence and contain, inter alia, the following terms and conditions:

4.4.4.1.	the Sublicence shall expire automatically on the termination or expiration of the Licence (whether in full or with respect to the territory or other classification relevant to the Sublicence) for any reason;

4.4.4.2.	the Sublicensee shall be bound by provisions substantially similar to those in clauses 7.1 through 7.5 below relating to confidentiality binding the Company (the obligations of the Sublicensee so arising given also in favour of Yeda);

4.4.4.3.	an exclusion of liability and indemnification undertaking in the same form, mutatis mutandis, as the provisions of clause 9 below (the indemnification obligations of the Sublicensee given also in favour of, and actionable by, Yeda, the Institute, any director, officer or employee of Yeda or of the Institute, or by the Scientist or by any inventor named in the Existing Patent Applications);

4.4.4.4.	[RESERVED];

4.4.4.5.	the Sublicence shall not be assignable, otherwise transferable or further sublicenseable;

4.4.4.6.	(i) a copy of the agreement granting the Sublicence shall be made available to Yeda, promptly following its execution; (ii) all amendments to any such Sublicence agreement shall be subject to Yeda’s prior written consent; and (iii) the Company shall submit to Yeda copies of all such amendments (as approved in advance by Yeda), promptly upon execution thereof; and

4.4.4.7.	that the Sublicensee shall grant to Yeda the right, at reasonable times and upon reasonable notice to the Sublicensee, to send representatives in order to examine those books of accounts, records and other documentation of the Sublicensee as may be necessary in order to determine the correctness or completeness of any payment made by the Company to Yeda under this Agreement, all without derogating from clause 6.7 below.

Ref.: 05-2753-09-18	19	No.: 113177-004

4.4.5.	Any act or omission by the Sublicensee, which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company, shall be deemed a breach of this Agreement by the Company; the Company hereby undertakes to inform Yeda forthwith upon becoming aware of such breach, and, subject to the Company first having the right to give such Sublicensee a reasonable period to cure such breach (if such breach is curable and the Sublicensee is capable and interested in curing the breach), then at the request of Yeda, and at the Company’s cost and expense, to terminate the Sublicense.

4.4.6.	Yeda shall provide its response to the Company’s request to grant a Sublicence within 14 (fourteen) business days after receipt of such request from the Company. Yeda’s consent shall not be unreasonably withheld, provided that Yeda may reject any request for a Sublicense when the terms of such Sublicence fail to comply with all of the requirements set forth in clauses 4.4.1 - 4.4.4 above. In the event that Yeda shall withhold consent for the grant of a Sublicense by the Company, Yeda shall provide detailed reasoning for such decision within the aforesaid period of 14 (fourteen) business days. In the event of failure by Yeda to respond to the Company’s request to grant a Sublicense within the aforesaid period of 14 (fourteen) business days, then, provided that the Sublicense shall comply with all of the requirements set forth in clauses 4.4.1 - 4.4.4 above, then the Company may grant the Sublicense following such 14 business day period.

4.5.	Sublicences under the Licence may be granted by the Company to wholly-owned subsidiaries of the Company, provided that:

4.5.1.	prior written notice of such grant, together with a copy of the proposed Sublicence, shall have been submitted to Yeda at least 30 (thirty) days before the grant;

4.5.2.	the Sublicence shall expire automatically if the Sublicensee ceases to be a wholly-owned subsidiary of the Company;

4.5.3.	the Sublicence agreement shall be in writing, shall be consistent with the terms of the Licence and shall contain, inter alia, the terms and conditions set out in clauses 4.4.4.1 to 4.4.4.7 above; and

Ref.: 05-2753-09-18	20	No.: 113177-004

4.5.4.	any act or omission by such wholly owned subsidiary which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company, shall be deemed a breach of this Agreement by the Company.

4.6.	For the avoidance of doubt, the Company shall not be entitled to grant, directly or indirectly, to any person or entity, any right of whatsoever nature to exploit and/or use in any way the Licensed Information and/or to develop and/or manufacture and/or sell the Products or any part of any of the foregoing, save by way of Sublicence within the meaning of such term in clause 1.2.9 above and subject to the conditions of this clause 4 relating to any such grant.

4.7.	Nothing contained in this Agreement shall be deemed to be a representation or warranty, express or implied, by Yeda that the Existing Patent Applications or any patent applications relating to the Licensed Information or any portion thereof will be granted or that any Patents are or will be valid or will afford proper protection, or that the Invention or any other portion of the Licensed Information are or will be commercially exploitable or of any other value or that the exploitation of the Licensed Information will not infringe the rights of any third party.

4.8.	Notwithstanding clause 4.6 above, the Company shall have the right to develop and/or manufacture Products under this Agreement through any third party, whether in Israel or abroad, so long as such third party manufactures the Products solely as a sub-contractor of the Company and/or of a Sublicensee, and without such sub- contractor receiving any rights whatsoever under the Licence or to the Licensed Information, and provided further that Yeda’s rights according to this Agreement shall not be impaired in any way as a result of such sub-contracting. A written agreement shall be concluded with any such sub-contractor providing that (a) no rights under the Licence or to the Licensed Information are granted to the sub-contractor, (b) that such sub-contractor undertakes confidentiality obligations similar to those of the Company according to this Agreement and (c) that such agreement shall immediately terminate upon termination or expiry of this Agreement or the License. To avoid any doubt, it is clarified that a contract with a sub- contractor as aforementioned will not derogate, in any manner whatsoever, from the Company’s obligations according to this Agreement.

Ref.: 05-2753-09-18	21	No.: 113177-004

5.	DEVELOPMENT AND COMMERCIALIZATION

5.1.	The Company undertakes, at its own expense, to use commercially reasonable efforts to commercialise the Products and, without derogating from the generality of the foregoing, to use commercially reasonable efforts to expedite the commencement of the commercial sale of the Products, in accordance with the development program (the “Initial Development Program”) which shall be attached as Appendix B hereto within 90 (ninety) days of the date of signature of this Agreement, in such form to be proposed by the Company and approved by Yeda. For such purpose and without derogating from the generality of the foregoing nor from the Company’s discretion, under the terms of this Agreement, as to development and commercialisation of any Product, the Company shall use commercially reasonable efforts to carry out and/or have a third party carry out on its behalf the performance of the trials, tests and other works and activities detailed in the Initial Development Program and in all further Development Programs (if any) submitted and approved pursuant to clause 5.4 below in accordance with the respective timetable included therein. The Company further undertakes to use commercially reasonable efforts in continuing with commercialisation of the Products diligently throughout the period of the Licence.

5.2.	The Company shall provide Yeda, on each anniversary of the date of this Agreement, with a written progress report (“Progress Report”), which shall include detailed descriptions of the progress and results, if any, of: (i) the tests and trials (if applicable) conducted and all other actions taken by the Company pursuant to the Initial Development Program or any other Development Program; (ii) manufacturing, sublicensing, marketing and sales during the preceding 12 (twelve) months; (iii) the Company’s plans in respect of the testing, undertaking of trials (if applicable) or commercialisation of Products for the following 12 (twelve) months; (iv) projections of sales and marketing efforts; and (v) the amount of money raised, if any, by the Company in any manner during the preceding 12 (twelve) months; and (vi) a summary of all protocols or minutes of meetings with the FDA, EMEA or any other regulatory authority in connection with any Product and copies of any opinions, decisions, and approvals issued by any of the aforementioned authorities.

If the Company has provided a Development Program for more than 1 (one) Product, and to the extent that the Initial Development Program relates to more than 1 (one) Product, then such Progress Report shall provide such information separately for each such Product. The Company shall also provide any reasonable additional data that Yeda requires to evaluate the performance of the Company hereunder.

Ref.: 05-2753-09-18	22	No.: 113177-004

If progress in respect of a Product differs in a material respect or detail from that anticipated in the Initial Development Program or a Development Program relating to such Product, or a preceding Progress Report, then the Company shall modify the Initial Development Program or Development Program, as the case may be, for Yeda’s review and approval (not to be unreasonably withheld).

5.3.	Yeda acknowledges and agrees that the Initial Development Program or any Development Program include forecasts, based on assumptions and facts and dependent on future conditions, which are beyond the Company’s control and ability to anticipate, and that the commercialisation of Products requires additional extensive research and investment, which despite the Company’s efforts may not bear fruit or become available. Therefore, without derogating from the remaining provisions of this clause 5 (including without limitation the Company’s undertakings to use commercially reasonable efforts to commercialise, and to expedite the commencement of the commercial sale of, the Products, and to perform the Development Program) or of clause 11 below, nothing contained in this Agreement shall be construed as a warranty by the Company that the Initial Development Program or any Development Program will actually materialize or achieve its aims and the Company makes no warranties whatsoever as to any results to be achieved in respect of any such Development Program or to any forecast contained therein, including without limitation, the production of any Product and/or the commercialisation thereof. Except as provided in clause 11 below, the Company shall not be subject to any liability or other adverse consequences solely due to the failure to reach any milestone, provided that it shall fulfill its undertakings to use commercially reasonable efforts to commercialise, and to expedite the commencement of the commercial sale of, the Products, and to perform the Development Program.

5.4.	Without derogating from the obligations of the Company pursuant to this clause 5 or from the provisions of clause 11 below, in the event that the Company shall wish to develop and/or commercialise Products in addition to those specified in the Initial Development Program, the Company shall submit to Yeda, for its written approval (not to be unreasonably withheld), a further Development Program in respect of such additional Products and the provisions of this clause 5 shall apply also with respect to such further Development Program and to the development and commercialisation of such additional Products, mutatis mutandis.

Ref.: 05-2753-09-18	23	No.: 113177-004

5.5.	For the removal of doubt, nothing contained in this Agreement shall prevent Yeda or the Institute from using the Licensed Information for academic research or other scholarly purposes, subject to the provisions of clause 7.6 hereinafter.

5.6.	The Company shall mark, and shall include in all its agreements with Sublicensees, the obligation to mark all Products that are manufactured or sold under this Agreement with the number or numbers of each Patent applicable to such Product.

5.7.	Without derogating from the foregoing in this clause 5, the Company undertakes to use commercially reasonable efforts to achieve each of the milestones set forth below with respect to the Product specified in sub-clause 1.2.8(iv) above (“the Milestones”):

(a)	within 2 (two) years from the signature of this Agreement to commence pre-clinical activities directed toward the submission of an IND with respect to a Product;

(b)	within 3 (three) years from the commencement of pre- clinical activities, to file an IND (or any equivalent application) with respect to a Product;

(c)	within 3 (three) years from IND filing, to commence a phase I clinical trial;

(d)	within 4 (four) years from the commencement of a phase I clinical trial, to commence a phase III clinical trial;

(e)	within 4 (four) years from the commencement of a phase III clinical trial, to receive regulatory approval for commencement of sales;

6.	ROYALTIES

6.1.	In consideration for the grant of the Licence, the Company shall pay Yeda:

6.1.1.	a non-refundable licence fee of US $20,000 (twenty thousand United States Dollars) per year (or part thereof) during the term of this Agreement (“the Annual Licence Fee”) to be paid in advance at the beginning of each 1 (one) year period during the term of this Agreement, commencing on the fourth anniversary of the date of signature of this Agreement. For the avoidance of doubt, the first Annual Licence Fee shall be paid on the fourth anniversary of the date of signature of this Agreement and thereafter on each anniversary of the date of signature of this Agreement. The amount of the Annual Licence Fee paid by the Company as aforesaid may be credited against royalties payable by the Company pursuant to clause 6.1.3 below during the 1 (one) year period in respect of which the Company shall have paid such Annual Licence Fee. For the avoidance of doubt the amount of the Annual Licence Fee paid for a particular 1 (one) year period cannot be credited against royalties payable during another 1 (one) year period; and

Ref.: 05-2753-09-18	24	No.: 113177-004

6.1.2.	the following amounts, upon the achievement of the milestone specified with respect to each amount:

(i)	the amount of US$ 650,000 (six hundred fifty thousand United States Dollars) upon the achievement of Net Sales of Products by the Company and its Sublicensees in the cumulative amount of US$ 100,000,000 (one hundred million United States Dollars); and

(ii)	the amount of US $2,500,000 (two million five hundred thousand United States Dollars) upon the achievement of Net Sales of Products by the Company and its Sublicensees in the cumulative amount of US$ 500,000,000 (five hundred million United States Dollars); and

(iii)	the amount of US $6,500,000 (six million five hundred thousand United States Dollars) upon the achievement of Net Sales of Products by the Company and its Sublicensees in the cumulative amount of US$ 5,000,000,000 (five billion United States Dollars); and

6.1.3.	a royalty of 5% (five percent) of Net Sales by or on behalf of the Company or any Sublicensees, provided that sales of a Product that are not, at the time and in the country or territory of such sales, covered by a Patent and/or by Additional Protection as set forth in the penultimate paragraph of clause 4.3 above and as a result of such circumstances third parties sell competing products causing the market share of the relevant Product in such country to decrease during such period by at least 20% (twenty percent), then the royalty rate referred to in this subclause 6.1.3 above shall, with respect to Net Sales of such Product in such country during such period only, be reduced to 3.75% (three and seventy-five one-hundredths of a percent);

Ref.: 05-2753-09-18	25	No.: 113177-004

6.1.4.	an amount equal to 20% (twenty percent) of all Sublicensing Receipts.

6.2.	In the event that certain Products sold by the Company or a Sublicensee, or a Sublicence granted by the Company, necessarily include know-how and/or intellectual property currently licensed to the Company by Hadasit Medical Research Services and Development Ltd. (”the Hadasit IP” and “Hadasit,” respectively), and the Company is obligated to pay, and pays, royalties or other amounts with respect to the sale of such Products or the receipt of Licensing Receipts with respect to such Sublicence, then the royalty rate in accordance with clause 6.1.3 above with respect to such Products only shall be 3.5% (regardless of the royalty rate otherwise determined in accordance with clause 6.1.3), and the percentage of such Sublicensing Receipts payable under clause 6.1.4 above shall be 15% (fifteen percent) only.

6.3.	In the event that the Licence shall be modified so that it is non- exclusive in accordance with clause 11.2.1 below, then the rate of royalties and of the payment on Sublicensing Receipts payable to Yeda in accordance with this clause 6 above with respect to Net Sales invoiced and Sublicensing Receipts received solely during the period during which the licence is non-exclusive, and other payments payable by the Company to Yeda in accordance with clauses 6.1 and 6.2 above, shall be reduced by 50% (fifty percent), in the following manner:

6.3.1.	the Annual License Fee pursuant to clause 6.1.1 above shall be reduced to US$ 10,000 (ten thousand United States Dollars);

6.3.2.	the payment set forth in clause 6.1.2.1 shall be reduced to US$ 325,000 (three hundred twenty-five thousand United States Dollars);

6.3.3.	the payment set forth in clause 6.1.2.2 shall be reduced to US$ 1,250,000 (one million two hundred fifty thousand United States Dollars);

6.3.4.	the payment set forth in clause 6.1.2.3 shall be reduced to US$ 3,250,000 (three million two hundred fifty thousand United States Dollars);

Ref.: 05-2753-09-18	26	No.: 113177-004

6.3.5.	the rate of royalties on Net Sales pursuant to clause 6.1.3 shall be reduced to 2.5% (two and one half of a percent) or, in the event that the rate of 3.75% (three and seventy-five one- hundredths of a percent) applies to certain Net Sales pursuant to the terms of such clause, then such rate shall be reduced to 1.875% (one and eight hundred seventy five thousandths of a percent) with respect to such Net Sales, and if the rate of 3.5% (three and one half of a percent) applies to certain Net Sales pursuant to the terms of clause 6.2 above, then such rate shall be reduced to 1.75% (one and seventy-five one hundredths of a percent) with respect to such Net Sales; and

6.3.6.	the rate of payment with respect to Sublicensing Receipts pursuant to clause 6.1.4 above shall be reduced to 10% (ten percent), or if the rate of 15% (fifteen percent) applies to certain Sublicensing Receipts pursuant to the terms of clause 6.2, then such rate shall be reduced to 7.5% (seven and one half of a percent) with respect to such Sublicensing Receipts.

6.3.7.	the amount of the fee or other consideration payable as a condition to Yeda’s consent for an assignment or encumbrance by the Company pursuant to clause 8.1 below, if applicable, shall not exceed 10% of the consideration actually received by the Company for such assignment or encumbrance, and in the event that Hadasit IP is included in such assignment for which the aforesaid consideration is received, such rate shall not exceed 7.5%. Notwithstanding the foreging, it is agreed that Yeda shall not be entitled to said fee in the event such encumbrance is effected by the Company in favour of a financial institution for the purpose of securing a loan granted by such institution.

6.4.	The Company undertakes that all sales of Products by the Company and each Sublicensee shall be for cash consideration only.

6.5.	In calculating Net Sales and Sublicensing Receipts, all amounts shall be expressed in US Dollars in Euro or in NIS and any amount received or invoiced in a currency other than US Dollars, Euro or NIS shall be translated into US Dollars, for the purposes of calculation, in accordance with the Exchange Rate between the US Dollar and such currency on the date of such receipt or invoice, as the case may be.

For the avoidance of doubt, in calculating amounts received by the Company, whether by way of Net Sales, Sublicensing Receipts, or any amount deducted or withheld in connection with any such payment on account of taxes on income of the Company (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by the Company.

Ref.: 05-2753-09-18	27	No.: 113177-004

6.6.

6.6.1.	Amounts payable to Yeda pursuant to this clause 6 shall be paid to Yeda in US Dollars: (i) in the case of Net Sales, on a quarterly basis and no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made by the Company; or (ii) in the case of Sublicensing Receipts, no later than 7 (seven) business days after any such Sublicensing Receipts are received by the Company from any Sublicensees.

6.6.2.	The Company shall submit to Yeda: (i) no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made; and(ii) no later than 7 (seven) days after any Sublicensing Receipts are received, an interim written report setting out amounts owing to Yeda in respect of such Sublicensing Receipts, a full and detailed report, in a form acceptable to Yeda, certified as being correct by the chief financial officer of the Company, setting out all amounts owing to Yeda in respect of such previous calendar quarter to which the report refers, and with full details of:

6.6.2.1.	(i)	the sales made by the Company and Sublicensees, including a breakdown of Net Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Products sold;

(ii)	the Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the currency of the payment and date of receipt thereof;

(iii)	deductions applicable, as provided in the definition of “Net Sales”; and

6.6.2.2.	any other matter reasonably requested by Yeda, which is necessary to enable the determination of the amounts of royalties payable hereunder.

Ref.: 05-2753-09-18	28	No.: 113177-004

6.7.	The Company shall keep and shall cause Sublicensees to keep, complete, accurate and correct in all material respects, books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda in terms hereof.

The Company shall provide to Yeda, at the end of each calendar year, commencing with the first calendar year in which any amount is payable by the Company to Yeda under this clause 6, a report signed by the Company’s independent auditors in respect of the amounts due to Yeda pursuant to this clause 6 in respect of such calendar year containing details in accordance with clause 6.5 above in respect of the quarterly reports.

The Company shall retain and shall require and cause its Sublicensees to retain the foregoing books of account for 6 (six) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for 6 (six) years after the end of the calendar year in which such termination becomes effective.

6.8.	At Yeda’s expense, and subject to its execution of a customary non- disclosure undertaking, Yeda shall be entitled to appoint representatives to inspect during normal business hours and to make copies of the Company’s and Sublicensees’ books of account, records and other documentation (including technical data and lab books) to the extent relevant or necessary for the ascertainment or verification of the amounts due to Yeda under this clause 6, provided however that Yeda shall coordinate such inspection with the Company or Sublicensee (as the case may be) in advance and shall not conduct an inspection with respect to each company more frequently than once each year. The Company shall use reasonable efforts to ensure that all such books of account, records and other documentation of the Company and its Sublicensees are available for inspection as aforesaid at a single location for each of the Company and its Sublicensees. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yeda in respect of any year of the Agreement in an amount exceeding 3% (three percent) of the amount actually paid by the Company to Yeda in respect of such year then the Company shall (in addition to paying Yeda the shortfall together with interest thereon in accordance with clause 11.4 below), bear the costs of such inspection. The provisions of this clause 6 shall survive the termination or expiration of this Agreement for whatsoever reason until the expiry of 7 (seven) years thereafter.

Ref.: 05-2753-09-18	29	No.: 113177-004

7.	CONFIDENTIALITY

7.1.	The Company shall maintain in confidence all information or data relating to the Licensed Information, this Agreement and the terms hereof (hereinafter, collectively referred to as “the Yeda Confidential Information”), except and to the extent that the Company can prove that any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by the Company or a Sublicensee of this obligation of confidentiality) and except with regard to that portion, if any, of the Yeda Confidential Information expressly released by Yeda from this obligation of confidentiality by notice in writing to the Company to such effect. Notwithstanding the foregoing, the Company may disclose to its personnel and Sublicensees the Yeda Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that it shall bind such personnel and such Sublicensees with a similar undertaking of confidentiality in writing (or, in the case of professional advisors, provided that such advisors are bound by statutory duties of confidentiality). The Company shall be responsible and liable to Yeda for any breach by its personnel or any Sublicensee of such undertakings of confidentiality as if such breach were a breach by the Company itself.

7.2.	In addition to and without derogating from the provisions hereof, each of the parties respectively undertakes not to mention the names of the other party (and in addition, the Company shall not mention the name of the Institute) or any scientists or other employees of the other party (and, in the case of the Company’s undertaking - the Institute), in any manner or for any purpose whatsoever in relation to this Agreement, its subject-matter and any matter arising from this Agreement or otherwise, unless the prior written approval of the other party thereto has been obtained.

7.3.	Notwithstanding the provisions of clauses 7.1 and 7.2 above, the Company shall not be prevented from mentioning the name of Yeda, the Institute and/or any scientists or other employees of the Institute or any employee of Yeda or from disclosing any Yeda Confidential Information if, and to the extent that, such mention or disclosure (i) is to competent authorities for the purposes of obtaining approval or permission for the exercise of the Licence and/or the implementation of this Agreement, (ii) is required in connection with the filing and prosecution of patent applications, extensions thereof or additional protection, abatement of infringement or defending any claim or allegation, in accordance with the provisions of clause 3 above, or (iii) to the extent required to be disclosed under any law, rule, regulation, court, order or in the fulfilment of any legal duty owed to any competent authority (including a duty to make regulatory filings) (however, any mention in a private placement memorandum or a public offering registration statement shall not be deemed fulfilment of a legal duty to a competent authority, and any such mention shall be subject to Yeda’s consent, which consent shall not be withheld unreasonably), provided, in each case referred to in sub-clauses (i) and (iii) above, that the Company promptly notifies Yeda thereof in order to enable Yeda to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), prior to the disclosure, and further provided that such disclosure shall be made to the minimum extent required. Notwithstanding, the Company may disclose to any third party the information attached hereto as Appendix D and substantially in the same form.

Ref.: 05-2753-09-18	30	No.: 113177-004

7.4.	No termination of this Agreement, for whatever reason, shall release any of the parties from any of their obligations under this clause 7 and such obligations shall survive any termination as aforesaid.

7.5.	Yeda shall maintain in confidence and shall not disclose or use any or all of the Company IP and all other information received by Yeda, the Institute or anyone on their behalf from the Company, any Sublicensee or anyone on their behalf which has been designated by the Company in writing and in advance as confidential (hereinafter, collectively referred to as “the Company Confidential Information”), except and to the extent that Yeda can prove that any such information or data (i) is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by Yeda, the Institute or anyone affiliated therewith of the obligation of confidentiality) or (ii), independently developed by Yeda or the Institute without the use of or reference to the Company Confidential Information, as demonstrated by documentary evidence, and except with regard to that portion, if any, of the Company Confidential Information that is expressly released by the Company from this obligation of confidentiality by notice in writing to Yeda to such effect. Notwithstanding the foregoing, Yeda may disclose to the Institute or to their respective personnel the Company Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that the Institute and such personnel are legally bound by legal professional duties or by agreements which impose similar undertaking of confidentiality.

Ref.: 05-2753-09-18	31	No.: 113177-004

Notwithstanding the foregoing, Yeda shall not be prevented from mentioning the name of the Company or any of its affiliates, shareholders, directors, employees or other person acting on its behalf or from disclosing any of the Company Confidential Information, if, and to the extent that, such mention or disclosure is required to disclose such information in fulfilment of any legal duty owed to any competent authority (the Company hereby acknowledging that it is aware that such competent authority may not be bound by any confidentiality obligations and may disclose or be required to disclose such information to a third party, whether by order of court or by law or otherwise), or is required in connection with the filing and prosecution of patent applications, extensions thereof or additional protection, abatement of infringement or defending any claim or allegation, in accordance with the provisions of clause 3 above, provided that Yeda promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information, and such disclosure shall be made to the minimum extent required.

7.6.	For the avoidance of doubt, Yeda shall have the right to allow the scientists of the Institute to publish articles relating to the Licensed Information in scientific journals or posters or to give lectures or seminars to third parties relating to the Licensed Information, on the condition that, to the extent that the information to be published or disclosed is Licensed Information which is not in the public domain, a draft copy of the said contemplated publication or disclosure shall have been furnished to the Company in writing at least 45 (forty-five) days before the making of any such publication or disclosure and the Company shall have failed to notify Yeda in writing, within 15 (fifteen) days from receipt of the said draft publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should the Company notify Yeda in writing within 15 (fifteen) days from the receipt of the draft contemplated publication or disclosure that it opposes the making of such publication or disclosure because it includes material (which has been specified in said notice) in respect of which there are reasonable grounds (which have also been specified in said notice) requiring the postponement of such publication or disclosure so as not adversely to affect the Company’s interests under the Licence because such Licensed Information is patentable subject-matter for which patent protection pursuant to clause 3.1 above should be sought, then Yeda shall not permit such publication or disclosure unless and until there shall first have been filed an appropriate patent application in respect of the material to be published or disclosed as aforesaid. The Company acknowledges that it is aware of the importance to the researchers of publishing their work and, accordingly, the Company will use its best efforts not to oppose such publications. For avoidance of doubt, Yeda’s obligations under this clause 7.6 shall not survive termination or expiration of this Agreement.

Ref.: 05-2753-09-18	32	No.: 113177-004

8.	NO ASSIGNMENT

8.1.	The Company shall not be entitled to assign or encumber all or any of its rights or obligations under this Agreement or arising therefrom, unless it shall have received the prior written consent of Yeda to such assignment or encumbrance, which consent, if given, may, be conditioned by Yeda, inter alia, on the payment of a fee or other consideration in relation thereto which shall not exceed 20% (twenty percent) of the consideration actually received by the Company for such assignment or encumbrance, and which is a direct result of the Licensed Information, such rate not to exceed 15% (fifteen percent) in the event that Hadasit IP is included in the assignment for which the aforesaid consideration is received. Notwithstanding the foregoing, it is agreed that Yeda shall not be entitled to said fee in the event such encumbrance is effected by the Company in favour of a financial institution for the purpose of securing a loan granted by such institution. For the purposes of this clause 8, the merger of the Company with another entity (whether or not the Company is the surviving entity) or a change of control (within the meaning of such term in clause 1.2.1 above), shall be deemed to be an assignment. The Company shall keep Yeda fully informed from time to time of any changes in the shareholding or control of the Company or its business.

8.2.	Yeda shall not be entitled to assign all or any of its rights or obligations hereunder or arising therefrom, unless it shall have received the prior written consent of the Company. Notwithstanding the foregoing, Yeda may, without the consent of the Company, (i) assign and/or pledge its right to receive royalties or other payments hereunder to banks and/or other financial organizations, and (ii) assign this Agreement to an Affiliated Entity or to the Institute, after submitting prior written notice thereof to the Company. Such assignment shall not prejudice the rights of the Company hereunder and in the event of sub-clause (ii) the assignee shall undertake in writing to be bound by all of the terms and conditions of this Agreement as if it had originally been a party thereto.

Ref.: 05-2753-09-18	33	No.: 113177-004

8.3.	Subject to the provisions of clauses 8.1 and 8.2, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

9.	LIABILITY, INDEMNIFICATION AND INSURANCE

9.1.	Yeda, the Scientist (with respect to his actions and omissions during any periods in which he was employed by or affiliated with the Institute, whether or not employed by the Company) the Institute and the directors, officers and employees of Yeda and/or of the Institute (hereinafter collectively “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) of whatever kind or nature caused to or suffered by any person or entity (including the Company or any Sublicensee) that directly or indirectly arise out of or result from or are encountered in connection with this Agreement and/or the exercise of the Licence, including directly or indirectly arising out of or resulting from or encountered in connection with: (i) the development, manufacture, sale or use of any of the Products by the Company, any Sublicensee or any person acting in the name of or on behalf of any of the foregoing, or acquiring, directly or indirectly, any of the Products from any of the foregoing; or (ii) the exploitation or use by the Company or any Sublicensee of the Licensed Information or any part thereof, including of any data or information given, if given, in accordance with this Agreement (all of the foregoing, collectively, “Liabilities”).

9.2.	In the event that any of the Indemnitees should incur or suffer any Liabilities or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid in clause 9.1 above, then the Company shall indemnify and hold harmless such Indemnitees from and against any and all such Liabilities.

Without limiting the generality of the foregoing, the Company’s indemnification as aforesaid and the exclusion of liability in clause 9.1 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement.

Ref.: 05-2753-09-18	34	No.: 113177-004

9.3	The Indemnitees shall inform the Company promptly upon becoming aware of any potential liability under clause 9.1 above and shall afford the Company the opportunity to defend the claim on their behalf, whether by its joinder as a third party, or by the grant of a power of attorney to defend the claim, at the Company’s election following consultation with Yeda.

9.4	The Indemnitees shall not admit any culpability, shall not settle any claim or payment nor enter into any arrangement or agreement with any third party in connection with any Liabilities, except with the advance written approval of the Company.

9.5	The Company shall at its own expense maintain the relevant insurance coverage for its liability pursuant to clause 9.2 above (to the maximum extent available in the market) during the period beginning on the date of the signing of this Agreement and continuing during the entire period that the Licence is in force in any country, and for an additional period of 7 (seven) years. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Products, and shall be subscribed for from a reputable insurance company. Yeda and the Institute shall be additional named insured under such insurance policy, and the beneficiaries thereof shall include also the respective employees, officers and directors of Yeda and the Institute. The policy so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their employees, officers, directors) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiration (other than upon the expiration date specified in the policy and communicated to Yeda) or cancellation of the policy.

The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy and in particular, without limiting the generality of the foregoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy. The Company shall be obliged to submit to Yeda copies of the aforesaid insurance policy within 14 (fourteen) days of the date of issue of such policy. No clinical trials may be commenced by the Company unless the relevant insurance coverage specified herein is in force.

Ref.: 05-2753-09-18	35	No.: 113177-004

9.7	The provisions of this clause 9 shall survive the termination of this Agreement for whatsoever reason.

10.	BOARD OBSERVER

Yeda shall have the right to appoint from time to time, at Yeda’s expense, an observer (”the Observer”) to the board of directors of the Company, subject to the Observer signing a customary non-disclosure agreement with the Company, the terms of which will allow him to disclose information to Yeda subject to the confidentiality obligations pursuant to clause 7) who will be notified of and entitled to attend all board and board committee meetings in a non-voting, observer capacity. The Observer shall also be entitled to receive all information provided to the directors of the Company for the purpose of discussions at board of directors’ meetings, contemporaneously with the provision of such material to the directors. In the event that an Observer has not been appointed or the office of Observer becomes vacant, the Company shall provide such information directly to Yeda, contemporaneously with the provision of such material to the directors. For the avoidance of doubt, neither the Observer nor Yeda nor any other person acting on behalf of Yeda shall have any rights or privileges, nor bear any liabilities, of a director in the Company.

11.	TERM AND TERMINATION

11.1.	This Agreement shall come into effect upon the signing hereof by both parties, and unless otherwise agreed to in writing or previously terminated in accordance with the terms of this clause 11, this Agreement shall terminate upon the occurrence of the later of the following:

11.1.1.	the date of expiry of the last of the Patents; or

11.1.2.	the expiry of a continuous period of 20 (twenty) years during which there shall not have been a First Commercial Sale of any Product in any country.

11.2.	Notwithstanding anything to the contrary contained in this Agreement:

11.2.1.	Upon any occurrence of the circumstances set forth in sub- clauses (a) to (b) below, and failure by the Company to cure the same within 60 (sixty) days of receipt of a written notice from Yeda (which period shall in any event commence following the expiry of any extension or grace period provided herein or by agreement), Yeda shall be entitled, at its option:

(i) to modify the Licence or any part thereof, at its sole discretion, so that it is non-exclusive only, by written notice to the Company (any such amendment of this Agreement by Yeda as aforesaid, being effective immediately, the Company’s consent thereto (written or otherwise) not being required, notwithstanding the provisions of clause 15.2 below); or

Ref.: 05-2753-09-18	36	No.: 113177-004

(ii) to terminate the Licence hereunder in full, by written notice to the Company:

(a)	failure by the Company to achieve each of the Milestones set out in clause 5.7 above, according to the dates specified therein (except as a result of force majeure or other factors beyond the control of the Company, which in each case shall respectively postpone the expiry date set out with respect to such milestone), provided that such dates may be extended, each by a 90-day grace period if so requested by the Company in writing, and one of such dates may be further extended for one additional period of one year subject to payment by the Company to Yeda of the amount of US$ 50,000 (fifty thousand United States Dollars) for such extension (that will be paid, for the avoidance of doubt, in advance and in addition to the Annual License Fees applicable to such extension), provided that in case the Company achieves the respective subsequent milestone prior to the end of such one-year extension, any remainder part thereof shall respectively extend the subsequent milestone dates set out in clause 5.7; or

(b)	following the First Commercial Sale of any Product, a period of 6 (six) months or more shall have elapsed during which no sales of any Product shall take place by the Company or any Sublicensees (except as a result of force majeure or other factors beyond the control of the Company, which shall respectively extend such 6 months period), provided that, for the purpose of this sub-clause (b) only, “First Commercial Sale” shall not include sales of Products to pharmaceutical or biotechnology companies for use for purposes such as drug screening - but in any event not for sale to customers - of Products specified in sub-clauses 1.2.8(i) and 1.2.8(ii) above; or

Ref.: 05-2753-09-18	37	No.: 113177-004

11.2.2.	If the Company shall not, within the first anniversary of the date of signature of this Agreement, have received a net aggregate amount of at least US $1,600,000 (one million and six hundred thousand United States Dollars) as subscription money for the issuance of equity shares in the Company and/or in the form of a research and development grant from the Office of the Chief Scientist at the Ministry of Industry and Trade, the Company may terminate the Agreement, by 30 days written notice to Yeda, at any time prior to the first anniversary of the date of signature of this Agreement, and thereafter Yeda shall be entitled to terminate the Agreement, by 30 days written notice to the Company, at any time as long as such circumstances exist.

11.2.3.	Yeda shall be entitled to terminate this Agreement (unless previously terminated in accordance with the provisions of this Agreement) or modify the Licence or any part thereof so that it shall be non-exclusive, at its sole discretion, by written notice to the Company (effective immediately), if the Company challenges the validity of any of the Patents. If any such challenge is unsuccessful, the Company shall (in addition to Yeda’s right to terminate pursuant to this clause 11.2.2 and without prejudicing Yeda’s right to claim additional damages on any grounds) pay to Yeda liquidated damages in the amounts of US$4,000,000 (four million United States Dollars), such liquidated damages being a genuine pre-estimate of the damage that would be incurred by Yeda as a result of any such challenge.

11.3.	Without derogating from the parties’ rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Yeda or the Company may terminate this Agreement and the Licence hereunder, or, in the case that Yeda is the notifying party in this clause - to terminate this Agreement and the Licence hereunder or to modify the Licence or any part thereof so that it shall be non- exclusive, at Yeda’s sole discretion, by serving a written notice to that effect on the other upon or after: (i) the commitment of a material breach hereof by the other party, which material breach cannot be cured or, if curable, which has not been cured by the party in breach within 30 (thirty) days (or, in the case of failure by the Company to pay any amount due from the Company to Yeda pursuant to or in connection with this Agreement on or before the due date of payment, 10 (ten) days) after receipt of a written notice from the other party in respect of such breach, or (ii) without derogating from the provisions of clause 8.3 hereof, the granting of a winding-up order in respect of the other party, or upon an order being granted against the other party for the appointment of a receiver, or if such other party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on all or a substantial portion of such other party’s assets, or if such other party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the foregoing in this clause 11.3 above under the laws of any jurisdiction occurs in respect of such other party; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 90 (ninety) days of the grant of such order or the performance of such act.

Ref.: 05-2753-09-18	38	No.: 113177-004

11.4.	Any amount payable hereunder by one of the parties to the other, that has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the rate of 1.5% (one and one half of a percent) per month or pro rata for part thereof.

11.5.	Upon the termination of this Agreement for whatever reason, except for the termination of this Agreement due to the passage of time:

(i) all rights in and to the Licensed Information shall revert to Yeda, and the Company and any Sublicensees shall not be entitled to make any further use thereof and shall deliver to Yeda all drawings, plans, diagrams, specifications, other documentation, models in the Company’s possession containing, representing or embodying the Licensed Information; and

(ii) the Company shall grant to Yeda a non-exclusive, irrevocable, perpetual, fully paid-up, sublicenseable, worldwide licence in respect of the Company’s Information. In this clause 11.5 above, the term “the Company’s Information” shall mean any invention, product, material, method, process, technique, know-how, data, information or other result based upon (but not forming part of) the Licensed Information, which was discovered or occurred during the term of this Agreement in the course of or arising from the performance by the Company or a Sublicensee (unless such Sublicensee is a publicly- traded company with a market cap at the date of termination in excess of US$ 500,000,000 (five hundred million United States Dollars)) of the development work pursuant to clause 5 above, including any regulatory filing or approval, filed or obtained by the Company or a Sublicensee in respect of the Products, all communications with the regulatory authorities, the drug master file and any data, information or document covered by data protection or data exclusivity.

Ref.: 05-2753-09-18	39	No.: 113177-004

The Company makes no warranties and representations, express or implied, as to the Company’s Information or to any of the items relating to the Licensed Information which revert pursuant to sub- clause (i) above or any portion thereof, and nothing contained herein shall be deemed to be a representation or warranty, express or implied, by the Company that any patent or other intellectual property protection will be granted or will be valid or will afford proper protection, or that any portion of the above is or will be commercially exploitable or of any other value or that the exploitation thereof will not infringe the rights of any third party.

Subject to the Company having complied and continuing to comply with all its obligations under this Agreement which survive termination of this Agreement (including without limitation the provisions of sub-clause (i) above), Yeda shall pay to the Company 10% (ten percent) of the Net Proceeds actually received by Yeda in respect of the commercialisation of the Company’s Information under such licence, until such time as the Company shall have received, in the aggregate, 100% of the full amount of the development expenses incurred by the Company in developing or acquiring the Company’s Information, as shall be determined by an independent appraiser. For the purpose of this sub-clause (ii), “Net Proceeds” means royalties or other monetary consideration actually received by Yeda in respect of the licence granted under this subclause (ii), after deduction of all costs, fees and expenses actually incurred by Yeda in connection with such licence or commercialization (including, without limitation, patent related costs, and all attorneys fees and expenses and other costs and expenses actually incurred by Yeda in connection with the negotiation, conclusion and administration of such licence, and any royalties, refunds or other amounts remitted to the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor) and, in the case of patent related costs and expenses - to the extent that such costs and expenses have not actually been paid or reimbursed to Yeda by any licensee under such licence.

The provisions of this clause 11.5 shall survive termination or expiration of this Agreement.

Ref.: 05-2753-09-18	40	No.: 113177-004

11.6.	The termination of this Agreement for any reason shall not relieve the parties of their respective rights and obligations which shall have accrued prior to such termination.

12.	NOTICES

Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service—it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 12:

12.1.	to Yeda at:	P.O. Box 95 Rehovot 76100 Attention: the CEO Facsimile: (08) 9470739

12.2.	to the Company at:	10 Hashunit Street Herzliya46555,Israel Attention:the CEO Facsimile: (03) 7602053

13.	VALUE ADDED TAX

The Company shall pay to Yeda all amounts of Value Added Tax imposed on Yeda in connection with the transactions under this Agreement, following which payment Yeda shall provide an appropriate tax invoice (Heshbolit Mas). All amounts referred to in this Agreement shall be exclusive of Value Added Tax.

14.	GOVERNING LAW AND JURISDICTION

14.1.	This Agreement shall be governed in all respects by the laws of Israel.

14.2.	The parties hereby submit to the exclusive jurisdiction of the competent Israeli courts, except that (i) Yeda may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business, and (ii) either party may initiate legal proceedings for the enforcement of its rights hereunder in any jurisdiction in which Yeda has or is in the process of obtaining intellectual property rights with respect to the Licensed Information, solely to the extent required to protect such party’s rights in such jurisdiction. Notwithstanding the foregoing, in the event of any differences of opinion and/or disputes which may arise between the parties in connection with this Agreement, the chief executives of each party shall endeavor to resolve in an amicable manner within 30 days from the matter being referred for their resolution by one of the parties. No legal action may be taken, with the exception of action seeking interim relief, prior to the expiration of said 30 day period, or earlier in the event of refusal by one or both executives to discuss the dispute.

Ref.: 05-2753-09-18	41	No.: 113177-004

15.	MISCELLANEOUS

15.1.	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

15.2.	This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof, (including the Memorandum of Understanding between Yeda and the Company dated June 24, 2009) and, subject to clause 11.2.1 above, this Agreement may be amended only by a written document signed by both parties hereto. No party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as may be expressly set out herein.

15.3.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by telecopier or fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

15.4.	No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

Ref.: 05-2753-09-18	42	No.: 113177-004

15.5.	If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

15.6.	Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners or parties to a joint venture or to constitute either party an agent, employee or a legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

15.7.	All payments to be made to Yeda hereunder shall be made in US Dollars by banker’s cheque or by bank transfer to Yeda’s bank account, the details of which are as follows: Bank Leumi l’Israel B.M., Rehovot branch #930 (200 Herzl St. Rehovot, Israel), account no. 12370011; swift: LUMIILITTLV, IBAN no. IL18 0109 3000 0001 2370 011.

15.8.	All payments to be made to Yeda hereunder shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim. To the extent the Company is required to deduct withholding taxes it shall first notify Yeda to enable Yeda to provide documents exempting it from the withholding of taxes and the Company shall reasonably assist Yeda on this matter. Subject to the foregoing, the Company shall not be required to gross-up any tax deducted pursuant to applicable law in respect of any payment made to Yeda pursuant hereto, and shall deliver to Yeda receipts with respect to any amounts paid as withholding taxes.

15.9.	None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person who is not a party to this Agreement, save as expressly set forth in clauses 7 and 9 above.

Ref.: 05-2753-09-18	43	No.: 113177-004

IN WITNESS WHEREOF, the parties hereto have set their signatures as of August 31, 2009.

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

/s/ Amit Nairberg
Name:	Amit Nairberg
Title:	Chairman

KADIMASTEM LIMITED

/s/ Yossi Ben-Yossef
Name:	Yossi Ben-Yossef
Title:	Director

44